UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 13, 2009

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OPTIONS MEDIA GROUP HOLDINGS, INC.

 (Exact name of registrant as specified in its charter)

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Nevada	333-147245	26-0444290
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

123 NW 13th Street, Suite 300, Boca Raton, Florida 33432

 (Address of Principal Executive Office) (Zip Code)

(561) 314-3479

 (Registrant’s telephone number, including area code)

240 Old Federal Highway, Suite 100, Hallandale, Florida 33009

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On February 3, 2009, 1 Touch Marketing, LLC (“1 Touch”), a subsidiary of Options Media Group Holdings, Inc. (the “Company”), entered into an accounts receivable financing agreement (the “Agreement”) with Crestmark Commercial Capital Lending LLC (“Crestmark”).  Under the Agreement, Crestmark agreed to purchase from 1 Touch certain agreed upon accounts receivables (“Accounts”). The initial purchase price shall be equal to a percentage of the net face amount of the Accounts.  Under certain circumstances, Crestmark may require 1 Touch to repurchase any purchased Accounts.

As collateral securing 1 Touch’s obligations under the Agreement, 1 Touch granted to Crestmark, a first priority security interest in the assets of 1 Touch.  The Agreement contains standard representations and warranties for this type of transaction, as well as affirmative and negative covenants, including 1 Touch providing monthly financial statements.

The initial term of the Agreement is for one year and will continue thereafter automatically renewing annually unless terminated by either party upon written notice of termination sent not less than 30 nor more than 90 days prior to the next anniversary date hereof specifying such party’s intention to terminate this Agreement on the next anniversary date.

In connection with the Agreement, the Company guaranteed and promised to pay to Crestmark any and all indebtedness and obligations of 1 Touch under the Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding 1 Touch’s entry into the Agreement provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Options Media Group Holdings, Inc.

By:	/s/ STEVE STOWELL
Steve Stowell Chief Financial Officer

Date: February 9, 2009